As filed with the Securities and Exchange Commission on May 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOURCEFIRE, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2289365
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

9770 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 290-1616

(Address of principal executive offices)

Sourcefire, Inc. 2007 Stock Incentive Plan

(Full title of the Plan(s))

John C. Becker

Chief Executive Officer

Sourcefire, Inc.

9770 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 290-1616

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Thomas J. Knox, Esq.

Lawrence R. Bard, Esq.

Morrison & Foerster LLP

1650 Tysons Blvd., Suite 400

McLean, Virginia 22102

(703) 760-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share(3)(4)	1,213,855 shares	$51.09	$62,015,851.95	$8,458.96

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of our common stock, par value $0.001 per share (“Common Stock”), as may become issuable under the Sourcefire, Inc. 2007 Stock Incentive Plan (the “Plan”) as a result of any stock split, stock dividend, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of our Common Stock as reported on the Nasdaq Global Select Market on April 29, 2013.
(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Plan pursuant to the “evergreen” provision of the Plan.
(4)	Each share of Common Stock registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreements, will include the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, which is attached to the shares of Common Stock.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Sourcefire, Inc. (the “Company”) for the purpose of registering additional shares of Common Stock under the Plan. The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of the Company’s calendar year beginning in 2008 equal to 4% of the number of shares of Common Stock outstanding as of such date or a lesser number of shares of Common Stock determined by the Plan’s administrator (subject to an overall maximum aggregate number of shares of Common Stock available for grant of Incentive Stock Options equal to 3,142,452 shares) (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 1,213,855 shares effective January 1, 2013. This Registration Statement registers the 1,213,855 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 8,536,635 shares of Common Stock registered for issuance under the Plan pursuant to (i) the currently effective Registration Statement on Form S-8 (Registration No. 333-141396) filed on March 19, 2007 (the “Original Registration Statement”), (ii) the Registration Statement on Form S-8 (Registration No. 333-159108) filed on May 8, 2009 (the “Second Registration Statement”), (iii) the Registration Statement on Form S-8 (Registration No. 333-166580) filed on May 6, 2010 (the “Third Registration Statement”), (iv) the Registration Statement on Form S-8 (Registration No. 333-173989) filed on May 6, 2011 (the “Fourth Registration Statement”) and (v) the Registration Statement on Form S-8 (Registration No. 333-181130) filed on May 3, 2012 (the “Fifth Registration Statement”). The contents of the Original Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement and the Fifth Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement and the Fifth Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement and the Fifth Registration Statement, as applicable.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on May 3, 2013.

SOURCEFIRE, INC.

By:	/s/ John C. Becker
John C. Becker
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Todd P. Headley and Douglas W. McNitt, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John C. Becker	Chief Executive Officer and Director (principal executive officer)	May 3, 2013
John C. Becker

/s/ Todd P. Headley	Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 3, 2013
Todd P. Headley

/s/ Martin F. Roesch	Chief Technology Officer and Director	May 3, 2013
Martin F. Roesch

/s/ Michael Cristinziano	Director	May 3, 2013
Michael Cristinziano

/s/ Tim A. Guleri	Director	May 3, 2013
Tim A. Guleri

/s/ Kevin M. Klausmeyer	Director	May 3, 2013
Kevin M. Klausmeyer

	Director	May 3, 2013
Charles E. Peters, Jr.

/s/ Steven R. Polk	Director	May 3, 2013
Steven R. Polk

/s/ Arnold L. Punaro	Director	May 3, 2013
Arnold L. Punaro

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP (filed herewith)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney (included on signature page hereof)